Exhibit 99.1

Company announcement – No. 32/ 2022

Zealand Pharma Announces Voluntary Delisting of American Depositary Shares from the U.S.-Based Nasdaq Global Select Market

•	Zealand will consolidate trading to Nasdaq Copenhagen, the company’s primary and most liquid stock exchange
•	Decision is part of Zealand’s refocused strategy to prioritize R&D and streamline corporate operations

Copenhagen, DK and Boston, MA, U.S. August 8, 2022 – Zealand Pharma A/S (Nasdaq Copenhagen: ZEAL) (CVR-no. 20045078), a biotechnology company focused on the discovery and development of innovative peptide-based medicines, today announced it has given formal notice to Nasdaq of the company’s intention to voluntarily remove its American Depositary Shares (ADSs) from listing on the New York-based Nasdaq Global Select Market. One ADS currently represents one ordinary share in Zealand Pharma, and today the company’s ADSs account for less than 1.5% of the total share capital. The company’s ordinary shares will continue to be listed on Nasdaq Copenhagen, which is the primary source of liquidity and trading flexibility for Zealand shares.

According to public filings, approximately 80% of institutional investors holding Zealand’s ordinary shares listed on the Nasdaq Copenhagen are based outside of Denmark, including in the U.S., underscoring its viability for global investors. Zealand has been listed on the Nasdaq Copenhagen since November 2010 under the ticker ZEAL.CO and trades in DKK. The company subsequently listed its ADSs on the Nasdaq Global Select Market in the U.S. in August 2017 under the ticker ZEAL and trades in USD.

“By consolidating trading in Zealand stock on the Nasdaq Copenhagen, we believe we can provide improved liquidity and flexibility of trading for global investors, while allowing us to streamline operating efficiency and reduce corporate costs in line with our strategy to prioritize our resources on R&D,” said Adam Steensberg, Chief Executive Officer of Zealand Pharma. “We are an international biotech company committed to delivering value to shareholders and solutions to patients as we advance our pipeline of innovative peptide therapeutics to address metabolic and gastrointestinal diseases.”

The ADS delisting will have no impact on the company’s accounting standards, and Zealand will continue its high level of disclosure in compliance with applicable financial market regulations. Zealand intends to file a Form 25 and thereafter a Form 15F with the Securities and Exchange Commission (SEC) within the coming weeks to initiate the removal of the ADS listing and deregistration of the ADSs and underlying ordinary shares under the Securities Exchange Act of 1934, and expects the ADS delisting to become effective by the end of the third quarter, at which time the company’s ADSs will no longer trade on the Nasdaq Global Select Market in the U.S. and Zealand’s reporting obligations with the SEC will be suspended. The company expects that the deregistration of the ADSs and the underlying ordinary shares will become effective by the end of the fourth quarter. The documents filed with the SEC will be available on the company’s website: https://www.zealandpharma.com/sec-filings.

About Zealand Pharma A/S

Zealand Pharma A/S (Nasdaq: ZEAL) ("Zealand") is a biotechnology company focused on the discovery and development of peptide-based medicines. More than 10 drug candidates invented by Zealand have advanced into clinical development, of which two have reached the market and three candidates are in late-stage development. In addition, license collaborations with Boehringer Ingelheim and AstraZeneca create opportunities for more patients to potentially benefit from Zealand-invented peptide investigational agents currently in development.

Zealand was founded in 1998 and is headquartered in Copenhagen, Denmark, with a presence in the U.S. that includes Boston. For more information about Zealand’s business and activities, please visit http://www.zealandpharma.com.

Forward-Looking Statements

The above information contains forward-looking statements, including those made pursuant to the U.S. Private Securities Litigation Reform Act of 1995, that provide Zealand Pharma’s expectations or forecasts of future events, including forward-looking statements about the Company’s intention to delist the ADSs from Nasdaq Global Select Market and deregister the ADSs and underlying ordinary shares with the SEC, and the impact thereof on the market for the Company’s ordinary shares on Nasdaq Copenhagen. Such forward-looking statements are subject to risks, uncertainties and inaccurate assumptions, which may cause actual results to differ materially from expectations set forth herein and may cause any or all of such forward-looking statements to be incorrect. If any or all of such forward-looking statements prove to be incorrect, our actual results could differ materially and adversely from those anticipated or implied by such statements. All such forward-looking statements speak only as of the date of this release and are based on information available to Zealand Pharma as of the date of this release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly.

Contact:

Anna Krassowska, PhD

Vice President, Investor Relations & Corporate Communications

Zealand Pharma

Email: ank@zealandpharma.com

David Rosen (U.S. Media)

Argot Partners

Email: media@zealandpharma.com